Exhibit 99.7

ENGLOBAL CORPORATION

DISCLOSURE POLICY

ISSUED:	May 2001
REVISED:	March 2002
March 2003

Exhibit 99.7

TABLE OF CONTENTS

Commitment to a consistent disclosure policy	3

Scope: Who and what disclosures the policy covers	3

Designation of a Disclosure Policy Committee and its role and responsibilities	3

Designation of those authorized to speak on behalf of the ENGlobal Corporation and their responsibilities	4

Instruction of employees who are not authorized spokespersons to refer inquiries to the authorized spokespersons	4

Method for relaying material information to Disclosure Policy Committee	4

Policy on news releases	4

Policy on responding to market rumors	5

Policy on projections that are identified as forward-looking	5

Policy on providing analysts guidance with respect to earnings estimates and reviewing analysts’ draft models or reports	6

Policy on conducting analyst meetings and conference calls	6

Other Policy issues	7

Monitoring Meetings with Analysts and Investors	7

Monitoring corporate advertising and marketing materials	7

Responsibility for Monitoring the Company’s Website	8

Referring to or Distributing Analyst Reports on the Company	8

Questions regarding the policy	8

Exhibit 99.7

ENGLOBAL

CORPORATION

DISCLOSURE POLICY

Commitment to a consistent disclosure policy

ENGlobal Corporation (the “Company”) is committed to providing timely, orderly, accurate and credible information consistent with applicable legal and regulatory requirements, to enable orderly trading of its shares in the public market. It is imperative that disclosure be accomplished evenly during good times and bad and that all parties in the investment community have fair access to this information.

This disclosure policy confirms in writing our existing policy. Its goal is to develop and maintain realistic investor expectations by making all required disclosures on a broadly disseminated basis and being realistic on prospects for future Company performance.

The Company will comply with Regulation FD and other Securities and Exchange Commission (“SEC”) and American Stock Exchange (“AMEX”) rules and regulations at all times.

Scope: Who and what disclosures the policy covers

This policy covers all employees of the Company and the Board of Directors. It covers disclosures in SEC-filed documents and written statements made in the Company’s annual and quarterly reports, news and earnings releases, letters to shareholders, speeches by top management and information contained in the Company’s website and those of its subsidiaries. It covers oral statements made in group and individual meetings with analysts and investors, phone calls with analysts and investors, and interviews with the media as well as press conferences.

Designation of a Disclosure Policy Committee and its role and responsibilities

The Board of Directors has authorized the establishment of a Disclosure Policy Committee (the “Committee”) consisting of Chief Governance Officer (“CGO”), Investor Relations Officer (“IRO”), and Chief Legal Officer. The Committee is not a committee of the Board, but will report to the Board of Directors from time to time as the Board or the Committee may request. The Committee will consult with the Company’s outside general counsel, as needed.

The Committee will decide when material developments justify public release, will make recommendations to the Chief Executive Officer (“CEO”) and President on disclosure policy, and will meet as conditions dictate. The role of the Committee is not to conduct normal investor relations activities by committee. Rather, the Committee will systematically review ENGlobal Corporation’s prior material disclosures in SEC filings and other public statements to determine whether any updating or correcting is appropriate. The Committee will review and update, if necessary, this Disclosure Policy on an annual basis.

Designation of those authorized to speak on behalf of the ENGlobal Corporation and their responsibilities

The CEO, President, and IRO are designated as the primary spokespersons for the Company. Others within ENGlobal Corporation or its operating units may, from time to time, be designated by the CEO or the other spokespersons named above to speak on behalf of ENGlobal Corporation or to respond to specific inquiries from the investment community or the media. The IRO is integrally involved in

Exhibit 99.7

scheduling and developing presentations for all meetings and communications with the investment community and the media. After public dissemination, all of ENGlobal Corporation’s disclosure will be monitored to ensure accurate reporting and take corrective measures, if necessary. All new material disclosures will be incorporated into the ENGlobal Corporation’s disclosure record.

Instruction of employees who are not authorized spokespersons to refer inquiries to the authorized spokespersons

Employees, other than the authorized spokespersons, will be instructed that they are not to respond under any circumstances to inquiries from the investment community or the media unless specifically asked to do so by an authorized spokesperson. All employees will be informed in writing who the authorized spokespersons are, and employees (other than those authorized to do so) are not to respond to inquiries from or discuss matters related to the Company with representatives of the investment community or media. They will be instructed to refer all such queries to an authorized spokesperson, designated above.

Method for relaying material information to Disclosure Policy Committee

It is essential that the Committee be fully apprised of all material Company developments in order to evaluate and discuss those events to determine the appropriateness and timing for public release of information or whether the information should remain confidential, and if so, how that inside information is controlled. These developments include the status of any merger discussions or activities, material operational developments, extraordinary transactions and major management changes.

Recent corporate reforms have significantly shortened the time frame in which a public company must report material company developments. Therefore, it is imperative that any material event be reported to the IRO immediately. Such information will be confirmed and disclosed in accordance with SEC requirements.

Policy on news releases

A news release will be issued on new material developments, unless the Committee determines that such developments must remain confidential for the time being and appropriate control of the related insider information is instituted. Should a material oral statement be made in a selective forum (e.g., an analyst meeting or phone call with an analyst or investor), ENGlobal Corporation will immediately issue a news release pursuant to Reg FD in order to fully publicly disclose that information.

Under normal circumstances (an exception may be made in the case of an inadvertent disclosure of new material information in a selective forum, in which case the need for immediate release would require that the normal review and approval process be circumvented), a news release containing new material information will be reviewed and approved by the Committee and retained as part of ENGlobal Corporation’s record of disclosures. A news release containing earnings estimates or disclosing merger and acquisition activity will be provided to the members of the Company’s Board of Directors prior to release.

The news release will be transmitted to the wire services and will be monitored to determine when the news has crossed at least one of these wire services and is considered fully released. Meanwhile, a copy of the release will be faxed to the American Stock Exchange at least 20 minutes prior to transmitting it to the wire service so the exchange has an opportunity to determine whether a trading halt is necessary. This is particularly important for releases transmitted during normal trading hours. Additionally, the news release may be transmitted directly to the New York Times, the Wall Street Journal, USA Today, Investor’s Business Daily and the media in the areas where ENGlobal Corporation has its headquarters and operations.

Exhibit 99.7

Normally, news releases will be transmitted during nontrading hours.

Policy on responding to market rumors

So long as it is clear that the ENGlobal Corporation is not the source of the market rumor, ENGlobal Corporation’s spokespersons will respond consistently to those rumors, saying, “It is our policy not to comment on market rumors or speculation.” Should the AMEX request ENGlobal Corporation make a definitive statement in response to a market rumor that is causing significant volatility in the stock, the Committee shall consider the matter and make a recommendation to the CEO on whether to make a policy exception.

Policy on projections that are identified as forward-looking

ENGlobal Corporation will not release exact earnings estimates, but from time to time may provide an expected range. It will not provide guidance to analysts in their efforts to develop earnings estimates. ENGlobal Corporation will provide forward-looking information to enable the investment community to better evaluate ENGlobal Corporation and its prospects for performance. ENGlobal Corporation may provide analysts and investors with forecast information with respect to expected income growth or loss, pricing and profit margins, significant new product developments and projected demand or market potential products for its products and services on a quarterly or annual basis.

A forward-looking statement made in ENGlobal Corporation’s written documents will be identified as such and accompanied with meaningful cautionary language that warns investors that there is a risk that the statement could change materially. In the case of oral forward-looking statements, the statement will be identified as such and, if the cautionary language is not included in a previously released, readily available written document, it will immediately accompany the statement. Otherwise, the spokesperson can refer to a readily available written document (news release, the MD&A in a Form 10-K or 10-Q) for the cautionary language.

The Company will evaluate its ability to forecast such information and the reliability of such forecasts before making a determination to make this kind of information part of its disclosure regimen. If there is likely to be a lot of volatility in these forecasts, the Company may chose to avoid such forecasts, even though the safe harbor, when properly used, provides some legal protection when forecasts are not realized.

Policy on providing analysts guidance with respect to earnings estimates and reviewing analysts’ draft models or reports

It is the Company’s policy, when analysts inquire with respect to their earnings estimates: (1) to acknowledge what the current range of analysts’ estimates is, and (2) to question an analyst’s assumptions if his estimate is out of the current range of Street estimates. The Company’s spokesperson (normally the CGO or the IRO) may comment in a general way on analysts’ projections and will correct factual errors in analysts’ reports or models.

It is the Company’s policy to review, upon request, analysts’ models or reports. However, the spokesperson will comment only on historical information contained in the report or model and will not comment on analysts’ conclusions on such information contained in their report or model.

Exhibit 99.7

Should analysts send copies of their reports or models for review, the CGO or the IRO will review the report the analyst orally under the above guidelines and will not retain any copies of those reports. If the Company retains draft analyst reports or models on which it has commented, it should cover such a report with a disclaimer statement that the report was reviewed for factual information only and no comment was made with regard to the soft information or conclusions contained in the report or model.

If the Company determines during the course of a quarter that its earnings will most likely fall below the consensus of analysts’ estimates, the Committee will determine the need and timing of a news release acknowledging that possibility, giving the reasons why to the best of its knowledge and, if possible, what is being done about the situation. Only after the news release has been issued will the Company hold any discussions with analysts on this matter.

Policy on conducting analyst meetings and conference calls

The Company may chose to conduct one major analyst meeting a year. It will meet with analysts and portfolio managers on an individual or small group basis as needed and will initiate contacts or respond to analyst and investor calls in a timely manner.

The Company may chose to conduct interactive conference calls with analysts and investors on a quarterly basis, usually the morning after the quarterly earnings news release has been issued. In the event of a preemptive earnings release (one made prior to a normal announcement because of an expected shortfall below the Street’s estimates) or a special new announcement, a conference call will normally be held during non-trading hours after the release has been publicly transmitted.

The Company will announce the date and time of the conference call in its earnings release and on its website. The media may call an “800” number and listen to the call on a real-time basis but may not ask questions during the call. A replay of the conference call will be made available following the call on the Company’s website for anyone interested in listening to a replay.

The CGO or the IRO (and other members of the Committee, as appropriate) will listen to the call to determine if new material information may have been released to determine whether a news release is called for to fully disclose the information. A transcript of the call will be reviewed and edited by the CGO and the IRO and, if they determine it to be appropriate, by the Company’s outside general counsel. It will be retained as part of the ENGlobal Corporation’s disclosure record, along with the tape of the call, and will be made available to analysts or investors on a request only basis.

At the beginning of the call, a Company spokesperson introducing the call or the person actually conducting the call will make a statement that forward-looking information may be discussed during the course of the call, and, if so, it will be identified as such with words such as “we expect,” “we believe,” we predict,” etc., and will be followed by appropriate cautionary language or reference to cautionary statements contained in readily available (publicly released) documents. Any excerpts from the conference call placed on ENGlobal Corporation’s website containing forward-looking statements will have the cautionary language as part of the transcribed statement (even if it means editing the cautionary language into the statement that may have been referred to orally during the call as being contained in another written document).

NOTE: Editing cautionary language into the conference call transcript is necessary because it becomes a written document when circulated beyond ENGlobal Corporation or placed on the website.

Exhibit 99.7

Other Policy issues

Monitoring Meetings with Analysts and Investors

When possible, the CGO or the IRO will accompany the CEO or CFO when meeting with analysts one-on-one or in group meetings. The CGO or the IRO will ordinarily pre-brief Company spokespersons before such meetings or before they conduct conference calls with analysts and investors. The purpose of the pre-briefing is to ensure consistency of the message or matters the Company wants to get across to the analysts. It is also held to review the disclosure record so the spokesperson is familiar with the material issues that are already on the public record, as well as to guard against inadvertent disclosure of those material matters that have not been publicly released.

Monitoring corporate advertising and marketing materials

The CGO and the IRO will be responsible for monitoring corporate advertising and marketing materials to ensure that claims are truthful and that any forward-looking statements (e.g., anticipated dates for new product releases, etc.) are monitored to make certain these are publicly updated should they change materially.

Responsibility for Monitoring the Company’s Website

The CGO and the IRO are primarily responsible for placing investor-related information on ENGlobal Corporation’s website and are responsible for monitoring all Company information placed on the website to ensure its accuracy and completeness. Any material changes in information must be updated immediately.

NOTE: The Company website should be viewed as a 24-hour updating obligation given the fact that it can be accessed any time, day or night, and material changes in information must be updated as quickly as possible.

Referring to or Distributing Analyst Reports on the Company

The Company regards analyst reports as proprietary information belonging to the analyst’s firm and will not provide such reports on its website or through any other means to persons outside of the Company. All analyst reports on the Company and industry reports available will be provided periodically to the Board of Directors and to senior management.

Questions regarding the policy

Questions regarding the ENGlobal Disclosure policy should be directed to the CGO or the IRO.

ENGlobal Corporation

Corporate Office

600 Century Plaza Drive, Suite 140

Houston, Texas 77073-6033